Exhibit 10.5
GENERAL CABLE CORPORATION
STOCK INCENTIVE PLAN
LONG TERM INCENTIVE CASH AWARD AGREEMENT
GRANTED TO:     «Name»
DATE OF GRANT:    «Date»
GRANTED PURSUANT TO:     General Cable Corporation Stock Incentive Plan
TARGET AWARD:     «Dollars»
VESTING SCHEDULE:     See below
1.    Agreement. This Long Term Incentive Cash Award Agreement for Executives (the “Agreement”) is made and entered into as of (the “Date of Grant”) between General Cable Corporation, a Delaware corporation (the “Company”), and «Name», as a participant (the “Participant”) in the General Cable Corporation Stock Incentive Plan (the “Plan”), a copy of which is enclosed herewith. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Plan.
2.    Grant. The Participant is granted a discretionary long term cash award (“Cash Award”) with a target cash opportunity of , subject to the terms and conditions set forth in the Plan and this Agreement. This Cash Award shall vest according to the vesting conditions set forth in Paragraphs 3 and 4 or as provided in Paragraphs 6 and 7, as applicable.
3.    Vesting.
(a)    When and if the vesting requirements (as set forth below) are satisfied, the Participant shall be entitled to a cash payment in respect of the vested portion of the Cash Award, which shall be paid within 90 days following the vesting date, but no later than March 15 of the calendar year following the calendar year in which the Cash Award vests.
(b)    Except as provided in Paragraphs 6 and 7, the vesting of the Cash Award is contingent upon (i) the Company’s achievement of the performance targets for Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) for the one (1) year performance periods commencing on January 1, 201X (the “201X Performance Period”), January 1, 201Y (the “201Y Performance Period”), and January 1, 201Z (the “201Z Performance Period”), as described below, and (ii) the Participant’s continued employment with the Company and the Subsidiaries through the end of the applicable Performance Period.
4.    Performance Targets. Provided the Participant has remained in the continuous employment of the Company and the Subsidiaries through the end of the applicable Performance Period, the Cash Award shall become vested on the last day of the applicable Performance Period as follows:
5.    Non-Transferability. The Cash Award may not be assigned, sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except by will or the laws of descent and distribution. Any attempt by the Participant to dispose of any portion of the Cash Award in any such manner shall result in the immediate forfeiture of the Cash Award.

6.    Termination of Employment.
(a)    In the event of the termination of the Participant’s employment prior to the Last Vesting Date, the Participant shall forfeit any unvested portion of the Cash Award and shall not have any right to payment in respect thereof, unless otherwise provided in this Paragraph 6 or Paragraph 7 below.
(b)    If the Participant’s employment terminates on account of Retirement (as defined below) on or after the first anniversary of the Date of Grant and prior to the Last Vesting Date, a pro rata portion of the Participant’s unvested Cash Award attributable to each Performance Period will vest to the extent the EBITDA target is met for a Performance Period (as certified by the Compensation Committee pursuant to Paragraph 4 above), as described in this Paragraph 6(b). The pro-rata portion of the unvested Cash Award shall be determined for the Performance Period in which the Participant’s termination date occurs and each subsequent Performance Period, and shall be calculated by multiplying the portion of the Cash Award that would otherwise vest at the end of such Performance Period pursuant to Paragraph 4 above by a fraction, the numerator of which is the number of the Participant’s completed months of continuous service with the Company or a Subsidiary during the 201X, 201Y and 201Z Performance Periods and the denominator of which is the number of months in the Performance Period for which the calculation is being performed plus the number of months in all prior Performance Periods (if applicable). If the Participant’s employment terminates on account of Retirement within one year following the Date of Grant, the Cash Award shall immediately be forfeited and the Participant shall not have any right to payment in respect thereof, except as otherwise provided in Paragraph 7(c) below. For purposes of this Agreement, “Retirement” shall mean termination of employment (other than for Cause, as defined in the Plan) after the Participant has attained age 62 and has completed ten years of service with the Company and its Subsidiaries.
(c)    If the Participant’s employment terminates prior to the Last Vesting Date on account of the Participant’s death or Disability (as defined below), any unvested portion of the Cash Award will vest as of the date of the Participant’s death or Disability. For purposes of this Agreement, “Disability” shall mean the Participant is, by reason of a mental or physical impairment, eligible to receive long-term disability benefits under the applicable long-term disability plan of the Company.
(d)    If the Participant’s employment is terminated for Cause, whether before or after the Last Vesting Date, the Cash Award shall immediately be forfeited and the Participant shall not have any right to payment in respect thereof.
(e)    Any portion of the Cash Award that vests upon termination of employment pursuant to this Paragraph 6 shall be settled in accordance with Paragraph 3 above. Any portion of the Cash Award that does not vest upon termination of employment shall be forfeited and the Participant shall not have any right to payment in respect thereof.
7.    Change in Control.
(a)    If a Change in Control occurs prior to the Last Vesting Date, the Cash Award shall be governed by this Paragraph 7; provided that, the Committee may take such other actions with respect to the Cash Award as it deems appropriate pursuant to the Plan.
(b)    The Cash Award shall vest in accordance with the terms of Paragraph 4, and shall be paid, to the extent vested, in accordance with Paragraph 3(a); provided that the Committee (as constituted immediately prior to the Change in Control) may equitably adjust such performance targets as the Committee determines, in its sole discretion, is necessary or appropriate to reflect the Change in Control transaction.
(c)    If the Participant terminates employment on account of Retirement upon or after the Change in Control and prior to the Last Vesting Date, the Cash Award shall vest on a pro rata basis as described in Paragraph

6(b), but without regard to the requirement that the Participant's Retirement must occur on or after the first anniversary of the Date of Grant. Any vested Cash Award shall be paid in accordance with Paragraph 3(a).
(d)    If the Participant terminates employment on account of death or Disability upon or after the Change in Control and prior to the Last Vesting Date, any unvested portion of the Cash Award shall become fully vested upon such termination, and shall be paid in accordance with Paragraph 3(a).
(e)    If the Participant’s employment is terminated by the Company without Cause or the Participant terminates employment for Good Reason, upon or within 12 months following the Change in Control and prior to the Last Vesting Date, any unvested portion of the Cash Award shall become fully vested upon such termination of employment, without regard to whether the performance targets set forth in Paragraph 4 have been achieved, and shall be paid in accordance with Paragraph 3(a).
8.    Deferral. To the extent the Participant is eligible for participation in the General Cable Corporation Deferred Compensation Plan (the “DCP”), the Participant shall be entitled to defer receipt of the Cash Award under the terms of an agreement acceptable to the Company under the DCP and applicable law, including Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Further, the Company reserves the right to cause deferral to be made so as to comply with Section 162(m) of the Code.
9.    Tax and Social Insurance Withholding. If the Participant is subject to U.S. federal income tax, any payment made pursuant to the Cash Award shall generally be taxable to the Participant when paid as ordinary income, subject to wage-based withholding and reporting. Regardless of any action the Company and/or the Subsidiary which employs the Participant (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility, and the Company and the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Cash Award; and (b) do not commit to structure the terms of the grant or any aspect of the Cash Award to reduce or eliminate the Participant’s liability for Tax-Related Items. The Company and/or the Employer may, in their discretion, withhold any amount necessary to pay the Tax-Related Items from the Participant’s salary/wages or other amounts payable to the Participant. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company, the Employer or another Subsidiary may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting this Cash Award, the Participant expressly consents to the withholding of amounts from the Participant’s salary/wages or other amounts payable to the Participant as provided for hereunder. All other Tax-Related Items related to the Cash Award are the Participant’s sole responsibility.
10.    Cash Award Subject to Plan. This Agreement is subject to all terms, conditions, limitations and restrictions contained in the Plan, which shall be controlling in the event of any conflicting or inconsistent provisions, except as permitted by the Plan. In the event, however, of any conflict between the provisions of this Agreement or the Plan and the provisions of an employment or change-in-control agreement between the Company and the Participant, the provisions of the latter shall prevail, to the extent consistent with the Plan.
11.    Clawback. The Cash Award will be subject to all applicable clawback or recoupment policies and other policies that may be implemented by the Company’s Board of Directors from time to time. In addition, in the event that the Participant engages in any activity, before or after termination of employment or service, that would be grounds for termination of the Participant’s employment for Cause, or if otherwise permitted or required pursuant to any clawback or recoupment policy of the Company, the Committee may in its discretion:
(a)    determine that the Participant shall immediately forfeit the Cash Award (without regard to whether it has vested), and the Cash Award shall immediately terminate, and

(b)    require the Participant to return to the Company any cash received in settlement of the Cash Award. The Committee shall exercise the right of recoupment provided in this Paragraph 11(b) within 180 days after the Committee’s discovery of the applicable activity or within any other period permitted pursuant to any applicable clawback or recoupment policy.
For purposes of this Paragraph 11, the Participant expressly and explicitly authorizes the Company to issue instructions, on behalf of the Participant, to any third party administrator engaged by the Company to hold amounts acquired under the Plan to re-convey, transfer or otherwise return such amounts held on behalf of the Participant to the Company.
12.    EU Age Discrimination. For purposes of this Agreement, if the Participant is a resident of and employed in a country that is a member of the European Union, the grant of the Cash Award and this Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent a court or tribunal of competent jurisdiction determines that any provision of the Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
13.    Compliance with Laws; Repatriation. The Participant agrees, as a condition of the grant of the Cash Award, to repatriate all payments attributable to the Cash Award and/or cash acquired under the Plan in accordance with all foreign exchange rules and regulations applicable to the Participant. In addition, the Participant also agrees to take any and all actions, and consents to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with all applicable laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under all applicable laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).
14.    Code Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by Section 409A, if the Participant is considered a “specified employee” for purposes of Section 409A and if any payment under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A, such payment shall be delayed as required by Section 409A, and the accumulated payment amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Participant dies during the postponement period prior to payment, the amounts withheld on account of Section 409A shall be paid to the personal representative of the Participant’s estate within 60 days after the date of the Participant’s death. Any payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of a payment, except in accordance with Section 409A.
15.    No Right to Continued Employment. Nothing contained in the Plan or this Agreement shall confer upon the Participant any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of the Participant at any time.
16.    Discretionary Nature of Plan; No Vested Rights. The Participant acknowledges and agrees that the Plan is discretionary in nature and may be amended, suspended, or terminated by the Company, in its sole discretion, at any time. The grant of the Cash Award under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of a Cash Award or any other award under the Plan or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant and the vesting provisions. Any amendment, suspension or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Employer.
17.    Extraordinary Benefit. The value of the Cash Award and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of the Participant’s employment (and the Participant’s employment contract, if any). Any grant under the Plan, including the grant of the Cash Award, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.
18.    Consent to Collection, Use, Processing, and Transfer of Data. Pursuant to applicable personal data protection laws, the Company and the Employer hereby notify the Participant of the following in relation to the Participant’s personal data and the collection, use, processing and transfer of such data in relation to the Company’s grant of the Cash Award and the Participant’s participation in the Plan. The collection, use, processing and transfer of the Participant’s personal data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan. The Participant’s denial and/or objection to the collection, use, processing and transfer of personal data may affect the Participant’s participation in the Plan. As such, the Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.
The Company and the Employer hold certain personal information about the Participant, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of the Cash Award, or any entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and the Employer each will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logic and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.
The Company and the Employer each will transfer Data internally as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and the Employer each may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired pursuant to the Plan.
The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan. The Participant may seek to exercise these rights by contacting the Employer’s local Human Resources Manager or the Company’s Human Resources Department.
19.    Electronic Delivery of Documents. The Company may, in its sole discretion, decide to deliver any documents related to the Cash Award or other awards granted to the Participant under the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
20.    English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Cash Award, be drawn up in English. If the Participant has received this Agreement, the Plan or any other documents related to the Cash Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.
21.    Addendum. Notwithstanding any provisions herein to the contrary, the Cash Award shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different), as may be set forth in an addendum to this Agreement (the “Addendum”). Further, if the Participant transfers the Participant’s residence and/or employment to another country, the special terms and conditions reflected in the Addendum, if any, for such country may apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Cash Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.
22.    Additional Requirements. The Company reserves the right to impose other requirements on the Cash Award and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Cash Award and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
23.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties’ respective heirs, legal representatives successors and assigns.
24.    Governing Law/Severability. All questions concerning the construction, validity and interpretation of the Cash Award and the Plan shall be governed and construed according to the laws of the Commonwealth of Kentucky, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the Cash Award or the Plan shall be brought only in the state or federal courts of the Commonwealth of Kentucky. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
25.    Entire Agreement. This Agreement is the entire agreement between the parties hereto, and all prior oral and written representations are merged into this Agreement. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

26.    By accepting the grant of the Cash Award, the Participant acknowledges that the Participant has read this Agreement and the Plan, and specifically accepts and agrees to the provisions therein.

GENERAL CABLE CORPORATION
STOCK INCENTIVE PLAN
ADDENDUM TO LONG TERM INCENTIVE CASH AWARD AGREEMENT
In addition to the terms of the Plan and the Agreement, the Cash Award is subject to the following additional terms and conditions (the “Addendum”). All capitalized terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement. Pursuant to Paragraph 21 of the Agreement, if the Participant transfers residency and/or employment to another country reflected in the Addendum at the time of transfer, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Cash Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).
SPAIN
1.    Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. In accepting the Cash Award, the Participant acknowledges and consents to participation in the Plan and has received a copy of the Plan. The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion granted the Cash Award under the Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries on an ongoing basis. Consequently, the Participant understands that the Cash Award is granted on the assumption and condition that the Cash Award and any cash payment made upon vesting of the Cash Award shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that this grant would not be made to the Participant but for the assumptions and conditions referenced above. Thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the Cash Award shall be null and void.
The Participant understands and agrees that, as a condition of the grant of the Cash Award, any unvested portion of the Cash Award as of the date the Participant ceases active employment will be forfeited without entitlement to payment in respect of the Cash award or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, (i) material modification of the terms of employment under Article 41 of the Workers’ Statute or (ii) relocation under Article 40 of the Workers’ Statute. The Participant acknowledges that the Participant has read and specifically accepts the conditions referred to in the Agreement regarding the impact of a termination of employment on the Cash Award.